Exhibit 99.1

Natural Alternatives International, Inc.

Announces Third Quarter Results

Highlights

•	Third quarter fiscal 2007 revenue of $23.8 million, an increase of $404,000, or 2%, from $23.4 million in the same quarter last year.

•	Third quarter fiscal 2007 net income of $369,000, a decrease of $252,000, or 41%, from $621,000 in the same quarter last year.

SAN MARCOS, CALIF, April 27, 2007 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced revenue of $23.8 million and net income of $369,000 or $0.05 per diluted share for the three months ended March 31, 2007.

Revenue of $23.8 million in the third quarter of fiscal 2007 represented an increase of $404,000 from the same quarter last year. The increase was primarily due to a $923,000, or 5%, increase in private label contract manufacturing sales partially offset by a $519,000, or 11%, decrease in branded products sales.

Net income in the third quarter of fiscal 2007 decreased to $369,000 or $0.05 per diluted share from $621,000 or $0.09 per diluted share in the comparable quarter last year. Income from operations in the third quarter of fiscal 2007 decreased to $596,000 from $1.1 million in the comparable quarter last year.

Cash flows from operating activities for the nine months ended March 31, 2007 were $13.4 million. As of March 31, 2007, NAI had cash and working capital of $3.8 million and $14.9 million, respectively, compared to $2.2 million and $13.2 million, respectively, as of June 30, 2006. As of March 31, 2007, we had $6.4 million available under our working capital line of credit.

President Randell Weaver stated, “We are pleased with our strong balance sheet and continued profitability. During the third quarter we experienced a decrease in branded products revenue compared to the year ago quarter primarily due to lower sales of the Dr. Cherry Pathway to Healing® product line. This decrease, along with a shift in mix from our higher margin branded products sales to lower margin contract manufacturing sales, negatively impacted our operating income. As of April 2007, Dr. Cherry is no longer airing his weekly television program, which served as the primary customer acquisition vehicle in marketing the Pathway to Healing® product line. We have been working with Dr. Cherry to finalize marketing plans to replace the weekly television program.”

Mr. Weaver added, “In the fourth quarter of fiscal 2006, we enjoyed a record quarter for revenue. During that quarter, we shipped significant initial orders to a new customer and are now shipping additional orders to that customer. We do not expect to repeat last year’s record fourth quarter, and we anticipate revenue in the fourth quarter of fiscal 2007 will be in line with revenue in the just completed third quarter.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future revenue and profits, our ability to continue to diversify our sources of revenue and the means by which we may be able to do so, and our ability to continue to implement our strategic plans, to expand and successfully market our brands, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2007	June 30, 2006
ASSETS
Cash and cash equivalents	$3,788	$2,157
Accounts receivable, net	3,980	12,839
Inventories, net	17,505	17,054
Deferred income taxes	1,251	1,059
Other current assets	2,213	1,916

Total current assets	28,737	35,025
Property and equipment, net	15,571	15,943
Goodwill and purchased intangibles, net	11,403	11,303
Other assets	168	182

Total Assets	$55,879	$62,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,844	$21,853
Long-term debt, less current installments	3,240	4,596
Deferred income taxes	1,260	1,260
Deferred rent	1,241	1,262
Long-term pension liability	234	191

Total Liabilities	19,819	29,162

Stockholders’ Equity	36,060	33,291

Total Liabilities and Stockholders’ Equity	$55,879	$62,453

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006
NET SALES	$23,791	$23,387	$73,001	$65,232
Cost of goods sold	18,394	17,585	56,387	51,556

Gross profit	5,397	5,802	16,614	13,676
Selling, general & administrative expenses	4,801	4,655	14,221	11,008

INCOME FROM OPERATIONS	596	1,147	2,393	2,668
Other expense, net	117	170	466	290

INCOME BEFORE INCOME TAXES	479	977	1,927	2,378
Provision for income taxes	110	356	617	884

NET INCOME	$369	$621	$1,310	$1,494

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.09	$0.19	$0.24

Diluted	$0.05	$0.09	$0.18	$0.22

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,885,489	6,571,924	6,815,323	6,257,043

Diluted	7,202,454	7,005,954	7,193,626	6,653,383